                                 EXHIBIT 9(a)
                        MUTUAL FUNDS SERVICE AGREEMENT

                 TRUST ADMINISTRATION AND COMPLIANCE SERVICES

                           TRUST ACCOUNTING SERVICES





















                      CHASE GLOBAL FUNDS SERVICES COMPANY
                                APRIL 25, 1997



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                        MUTUAL FUNDS SERVICE AGREEMENT

                               TABLE OF CONTENTS

SECTION                                                                    PAGE
-------                                                                    ----

1.   Appointment.............................................................1
2.   Representations and Warranties..........................................1
3.   Delivery of Documents...................................................2
4.   Services Provided.......................................................3
5.   Fees and Expenses.......................................................4
6.   Limitation of Liability and Indemnification.............................6
7.   Term....................................................................7
8.   Notices.................................................................7
9.   Waiver..................................................................8
10.  Force Majeure...........................................................8
11.  Amendments..............................................................8
12.  Severability............................................................8
13.  Governing Law...........................................................9
14.  Miscellaneous...........................................................9
15.  Confidentiality.........................................................9
16.  Signatures..............................................................9

Schedule A - Fees and Expenses.............................................A-1
Schedule B - Trust Administration and Compliance Services Description......B-1
Schedule C - Trust Accounting Services Description.........................C-1




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                        MUTUAL FUNDS SERVICE AGREEMENT

         AGREEMENT made as of April 25, 1997 by and between the EQ ADVISORS TRUST (the "Trust"), a business trust organized under Delaware law, and CHASE GLOBAL FUNDS SERVICES COMPANY ("Chase"), a Delaware corporation.

                                  WITNESSETH:

         WHEREAS, the Trust is registered as an open-end management investment company of the series type under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Trust wishes to contract with Chase to provide certain administrative, accounting and compliance services with respect to the Trust, including its constituent portfolios (the "Portfolios" and, each, a "Portfolio");

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

         1. APPOINTMENT. The Trust hereby appoints Chase to provide administrative, accounting and compliance services for the Trust, as described hereinafter, subject to the supervision of the Board of Trustees of the Trust (the "Board")and EQ Financial Consultants, Inc., the Trust's manager ("Manager"), for the period and on the terms set forth in this Agreement. Chase accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Section 5 of and Schedule A to this Agreement.

         2.       REPRESENTATIONS AND WARRANTIES.

                  (a)      Chase represents and warrants to the Trust that:

                           (i) Chase is a corporation, duly organized and
existing under the laws of the State of Delaware;

                           (ii) Chase is duly qualified to carry on its
business in the Commonwealth of Massachusetts in performance of its duties under this Agreement;

                           (iii) Chase is empowered under applicable laws and
by its Articles of Incorporation and By-Laws to enter into and perform this Agreement;

                           (iv) all requisite corporate proceedings have been
taken to authorize Chase to enter into and perform this Agreement;

                           (v) Chase has, and will continue to have, access to
the facilities, personnel and equipment required to fully perform its duties and obligations hereunder;


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                           (vi) no legal or administrative proceedings have
been instituted or threatened which would impair Chase's ability to perform its duties and obligations under this Agreement; and

                           (vii) Chase's entrance into this Agreement shall
not cause a material breach or be in material conflict with any other agreement or obligation of Chase or any law or regulation applicable to Chase.

                  (b) The Trust represents and warrants to Chase that:

                           (i) the Trust is a Delaware business trust, duly
organized and existing and in good standing under the laws of the State of Delaware;

                           (ii) the Trust is empowered under applicable laws
and by its Charter Document and By-Laws to enter into and perform this Agreement;

                           (iii) all requisite proceedings have been taken to
authorize the Trust to enter into and perform this Agreement;

                           (iv) the Trust is an investment company properly
registered under the 1940 Act;

                           (v) a registration statement under the Securities
Act of 1933, as amended ("1933 Act") and the 1940 Act on Form N-1A has been filed and will be effective and will remain effective during the term of this Agreement, and all necessary filings under the laws of the states will have been made and will be current during the term of this Agreement;

                           (vi) no legal or administrative proceedings have
been instituted or threatened which would impair the Trust's ability to perform its duties and obligations under this Agreement;

                           (vii) the Trust's registration statements comply in
all material respects with the 1933 Act and the 1940 Act (including the rules and regulations thereunder) and none of the Trust's prospectuses and/or statements of additional information contain any untrue statement of material fact or omit to state a material fact necessary to make the statements therein not misleading; and

                           (viii) the Trust's entrance into this Agreement
shall not cause a material breach or be in material conflict with any other agreement or obligation of the Trust or any law or regulation applicable to it.

         3.       DELIVERY OF DOCUMENTS. The Trust will promptly furnish to
Chase such


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copies, properly certified or authenticated, of contracts, documents and other related information, other than confidential documents or information, that Chase may reasonably request or require to properly discharge its duties. Such documents may include but are not limited to the following:

                  (a) Resolutions of the Board authorizing the appointment of Chase to provide certain services to the Trust and approving this Agreement;

                  (b) The Trust's Declaration of Trust;

                  (c) The Trust's By-Laws;

                  (d) The Trust's Notification of Registration on Form N-8A under the 1940 Act as filed with the Securities and Exchange Commission ("SEC");

                  (e) The Trust's registration statement including exhibits, as amended, on Form N-1A (the "Registration Statement") under the 1933 Act and the 1940 Act, as filed with the SEC;

                  (f) Copies of the Investment Management Agreement between the Trust and the Manager (the "Management Agreement");

                  (g) Copies of each of the Investment Advisory Agreements between the Manager and the investment advisers;

                  (h) Opinions of counsel and auditors' reports;

                  (i) The Trust's prospectus(es) and statement(s) of additional information relating to all trusts, series, portfolios and classes, as applicable, and all amendments and supplements thereto (such prospectus(es) and statement(s) of additional information and supplements thereto, as presently in effect and as from time to time hereafter amended and supplemented, herein called the "Prospectuses"); and

                  (j) Such other material agreements as the Trust may enter into from time to time including securities lending agreements, futures and commodities account agreements, brokerage agreements and options agreements.

         4.       SERVICES PROVIDED.

                  (a) Chase will provide the following services subject to the control, direction and supervision of the Board and in compliance with the objectives, policies and limitations set forth in the Trust's Registration Statement, Declaration of Trust and By-Laws; applicable laws and regulations; and all resolutions and policies implemented by the Board:



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                           (i) Trust Administration,

                           (ii) Trust Accounting, and

                           (iii) Compliance Services.

A detailed description of each of the above services is contained in Schedules B and C, respectively, to this Agreement.

                  (b) Chase will also:

                           (i) provide, without additional cost to the Trust
except for out-of-pocket expenses, office facilities in an appropriate location with respect to the provision of the services contemplated herein (which may be in the offices of Chase or a corporate affiliate of Chase);

                           (ii) provide, without additional remuneration from
or other cost to the Trust except for out-of-pocket expenses, the services of individuals to serve as officers of the Trust who will be designated by Chase and elected by the Board subject to reasonable Board approval;

                           (iii) provide or otherwise obtain, without
additional remuneration from or other cost to the Trust except for out-of-pocket expenses, personnel sufficient for provision of the services contemplated herein;

                           (iv) furnish, at no additional cost to the Trust
except for out-of-pocket expenses, equipment and other materials, which are necessary or desirable for provision of the services contemplated herein; and

                           (v) keep records, at no additional cost to the
Trust except for out-of- pocket expenses, relating to the services provided hereunder in such form and manner as Chase may deem appropriate or advisable. To the extent required by Section 31 of the 1940 Act and the rules thereunder, Chase agrees that all such records prepared or maintained by Chase relating to the services provided hereunder are the property of the Trust and will be preserved for the periods prescribed under Rule 3la-2 under the 1940 Act and made available in accordance with such Section and rules.

         5.       FEES AND EXPENSES.

                  (a) As compensation for the services rendered to the Trust pursuant to this Agreement, as set forth in Section 4 and in Schedules B and C hereof, the Trust shall pay Chase monthly fees determined as set forth in Schedule A to this Agreement. Such fees are to be billed monthly and shall be due and payable upon receipt of the invoice. If this Agreement becomes effective or the provision of services under this Agreement terminates before the end of any month, the fee for the part of the month from the effective date to the end of the month or from the


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beginning of the month to the date of such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of such termination.

                  (b) For the purpose of determining fees calculated as a function of the Trust's assets, the value of the Trust's assets and net assets shall be computed as required by its currently effective Prospectus, generally accepted accounting principles, and resolutions of the Board.

                  (c) The Trust may request additional services, additional processing, or special reports, with such specifications and requirements as may be reasonably required by Chase. If Chase elects to provide such additional services or arrange for their provision, it shall be entitled to additional fees and expenses at its customary rates and charges.

                  (d) Chase will bear its own expenses, in connection with the performance of the services under this Agreement, except as provided herein or as agreed to by the parties. The Trust agrees to bear all expenses that are incurred in its operation and not specifically assumed by Chase.
 Such other expenses to be incurred in the operation of the Trust and to be borne by the Trust, include, but are not limited to: taxes; interest; brokerage fees and commissions; salaries and fees of officers and trustees who are not officers, directors, shareholders or employees of Chase, or the Manager, the Trust's investment advisers, transfer agent, or distributor, SEC and state registration and qualification fees, levies, fines and other charges; EDGAR filing fees, processing services and related fees; postage and mailing costs; costs of share certificates; management, investment advisory, transfer agency, distribution, shareholder service and administration fees; charges and expenses of pricing and data services, independent public accountants and custodians; insurance premiums including fidelity bond premiums; legal expenses; consulting fees; customary bank charges and fees; costs of maintenance of trust existence; expenses of typesetting and printing of Trust prospectuses for regulatory purposes and for distribution to current shareholders of the Trust (for classes of shares of any of the Portfolios that have adopted a Rule 12b-1 plan, such classes of shares may bear the expense of all other printing, production, and distribution of prospectuses, and marketing materials provided to potential investors); expenses of printing and production costs of shareholders' reports and proxy statements and materials; expenses of proxy solicitation, proxy tabulation and Trust shareholder meetings; costs and expenses of Trust stationery and forms; costs associated with Trust, shareholder and Board meetings; trade association dues and expenses; charges and expenses related to the FundWorks System licensed by Chase, provided, however, that the Trust will only be responsible for a pro rata share of such charges and expenses based upon the number of shareholder reports produced by Chase utilizing this system; and any extraordinary expenses and other customary Trust expenses. In addition, Chase may utilize one or more independent pricing services to obtain securities prices and to act as backup to the primary pricing services, in connection with determining the net asset values of the Trust. The Trust will reimburse Chase for the Trust's share of the cost of such pricing services based upon the actual usage, or a pro-rata estimate of the use, of the services for the benefit of the Trust.

                  (e) All fees, approved out-of-pocket expenses, or additional charges of Chase


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shall be billed on a monthly basis and shall be due and payable upon receipt of the invoice. Out-of-pocket expenses shall be considered and approved in accordance with Expense Approval Guidelines as mutually agreed upon by the parties hereto from time to time.

                  (f) Chase will render, after the close of each month in which services have been furnished, a statement reflecting all of the charges for such month.

                  (g) The Trust must notify Chase in writing of any contested amounts within sixty (60) days of receipt of a billing for such amounts. Disputed amounts are not due and payable while they are being investigated.

         6.       LIMITATION OF LIABILITY AND INDEMNIFICATION.

                  (a) Chase shall not be liable for any error of judgment or mistake of law or for any loss or expense suffered by the Trust, in connection with the matters to which this Agreement relates, except for a loss or expense caused by or resulting from or attributable to willful misfeasance, bad faith or negligence on Chase's part in the performance of its duties or from reckless disregard by Chase of its obligations and duties under this Agreement or, subject to Section 10 below, Chase's refusal or failure to comply with the terms of this Agreement or its breach of any representation or warranty under this Agreement. In no event shall Chase be liable for any indirect, incidental, special or consequential losses or damages of any kind whatsoever (including but not limited to lost profits), even if Chase has been advised of the likelihood of such loss or damage and regardless of the form of action.

                  (b) Except to the extent that Chase may be held liable pursuant to Section 6(a) above, Chase shall not be responsible for, and the Trust shall indemnify and hold Chase harmless from and against any and all losses, damages, costs, reasonable attorneys' fees and expenses, payments, expenses and liabilities, including but not limited to those arising out of or attributable to:

                           (i) any and all actions of Chase or its officers or
agents required to be taken pursuant to this Agreement;

                           (ii) the reliance on or use by Chase or its
officers or agents of information, records, or documents which are received by Chase or its officers or agents and furnished to it or them by or on behalf of the Trust, and which have been prepared or maintained by the Trust or any third party on behalf of the Trust;

                           (iii) the Trust's refusal or failure to comply with
the terms of this Agreement or the Trust's lack of good faith, or its actions, or lack thereof, involving negligence or willful misfeasance;

                           (iv) the breach of any representation or warranty
of the Trust hereunder;


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                           (v) the reliance on or the carrying out by Chase or
its officers or agents of any proper instructions reasonably believed to be duly authorized, or requests of the Trust;

                           (vi) any delays, inaccuracies, errors in or
omissions from information or data provided to Chase by data services, including data services providing information in connection with the CMO System licensed by Chase, and by any corporate action services, pricing services or securities brokers and dealers;

                           (vii) the offer or sale of shares by the Trust in
violation of any requirement under the Federal securities laws or regulations or the securities laws or regulations of any state, or in violation of any stop order or other determination or ruling by any Federal agency or any state agency with respect to the offer or sale of such shares in such state (1) resulting from activities, actions, or omissions by the Trust or its other service providers and agents, or (2) existing or arising out of activities, actions or omissions by or on behalf of the Trust prior to the effective date of this Agreement;

                           (viii) any failure of the Trust's registration
statement to comply with the 1933 Act and the 1940 Act (including the rules and regulations thereunder) and any other applicable laws, or any untrue statement of a material fact or omission of a material fact necessary to make any statement therein not misleading in a Trust's prospectus;

                           (ix) except as provided for in Schedule B.II., the
actions taken by the Trust, its Manager, its investment advisers, and its distributor in compliance with applicable securities, tax, commodities and other laws, rules and regulations, or the failure to so comply; and

                           (x) all actions, inactions, omissions, or errors
caused by third parties to whom Chase or the Trust has assigned any rights and/or delegated any duties under this Agreement at the specific request of or as required by the Trust, its Manager, investment advisers, distributor, administrator or sponsor.

         The Trust shall not be liable for any indirect, incidental, special or consequential losses or damages of any kind whatsoever (including but not limited to lost profits) even if the Trust has been advised of the likelihood of such loss or damage and regardless of the form of action, except when the Trust is required to indemnify Chase pursuant to this Agreement.

         7. TERM. This Agreement shall become effective on the date first hereinabove written and may be modified or amended from time to time in writing by mutual agreement between the parties hereto. The Agreement shall continue in effect unless terminated by either party on ninety (90) days' prior written notice. Upon termination of this Agreement, the Trust shall pay to Chase such compensation and any documented and agreed upon out-of-pocket or other reimbursable expenses which may become due or payable under the terms hereof as of the date of termination or after the date that the provision of services ceases, whichever is later.


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         8. NOTICES. Any notice required or permitted hereunder shall be in writing and shall be deemed effective on the date of personal delivery (by private messenger, courier service or otherwise) or upon confirmed receipt of telex or facsimile, whichever occurs first, or upon receipt if by mail to the parties at the following address (or such other address as a party may specify by notice to the other):

          If to the Trust:

                  EQ Advisors Trust
                  c/o The Equitable Life Assurance Society of the United States 1290 Avenue of the Americas
                  New York, NY 10104
                  Attention:  Peter D. Noris
                  Fax:  (212) 707-1550

          If to Chase:

                  Chase Global Funds Services Company
                  73 Tremont Street
                  Boston, MA 02108
                  Attention:
                  Fax:

         9. WAIVER. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

         10. FORCE MAJEURE. In the event Chase is unable to perform its obligations or duties under the terms of this Agreement because of any act of God, strike, riot, act of war, equipment failure, power failure or damage or other causes reasonably beyond its control, Chase shall not be liable for any loss, damage, cost, charge, counsel fee, payment, expense or liability to any other party (whether or not a party to this Agreement) resulting from such failure to perform its obligations or duties under this Agreement or otherwise from such causes. This provision, however, shall in no way excuse Chase from liability to the Trust for any and all losses, damages, costs, charges, counsel fees, payments and expenses, except for any indirect, incidental, special or consequential losses or damages of any kind whatsoever (including but not limited to lost profits), incurred by the Trust due to the non-performance or delay in performance by Chase of its duties and obligations under this Agreement if such non-performance or delay in performance could have been reasonably prevented by Chase through back-up systems and other procedures commonly employed by other administrators in the mutual fund industry, provided that Chase shall have the right, at all times, to mitigate or cure any losses.


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         11. AMENDMENTS. This Agreement may be modified or amended from time to time by mutual written agreement between the parties. No provision of this Agreement may be changed, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

         12. SEVERABILITY. If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

         13. GOVERNING LAW. This Agreement shall be governed by the substantive laws of the State of New York.

         14. MISCELLANEOUS. In performing its services hereunder, Chase shall be entitled to rely on any oral or written instructions, notices or other communications, including electronic transmissions, from the Trust and its custodians, officers and trustees, investors, agents and other service providers which Chase reasonably believes to be genuine, valid and authorized. Chase shall also be entitled to consult with and rely on the advice and opinions of outside legal counsel retained by the Trust, as necessary or appropriate.

         15. CONFIDENTIALITY. Chase agrees that, except as otherwise required by law or in connection with any required disclosure to a banking or other regulatory authority or for purposes of performing its obligations hereunder, it will keep confidential all records and information in its possession relating to the Trust or its shareholders and will not disclose any confidential information except at the request or with the written consent of the Trust.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

                                 EQ ADVISORS TRUST


                                 By: /s/
                                    ---------------------------------
                                 Name:  Peter D. Noris
                                 Title:   President and Trustee

                                 CHASE GLOBAL FUNDS
                                 SERVICES COMPANY


                                 By: /s/
                                    ---------------------------------
                                 Name:
                                 Title:



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                        MUTUAL FUNDS SERVICE AGREEMENT

                                  SCHEDULE A
                               FEES AND EXPENSES

             TRUST ADMINISTRATION, ACCOUNTING AND COMPLIANCE FEES


A. For the services rendered under this Agreement, the Trust shall pay to Chase an annual fee in accordance with the following schedule:

         i.       Until the total Trust assets reach $2.0 billion:

                  .0525 of 1% of the total Trust assets, plus $25,000 for each Portfolio.

         ii.      When the total Trust assets exceed $2.0 billion:

                  .0425 of 1% of the first $0.5 billion of the total Trust assets; .035 of 1% of the next $2.0 billion of the total Trust assets; .025 of 1% of the next $1.0 billion of the total Trust assets; .015 of 1% of the next $2.5 billion of the total Trust assets; and .01 of 1% of the total Trust assets in excess of $6.0 billion;

                  except that the annual fee payable to Chase hereunder with respect to any Portfolio which commences operations after July 1, 1997 and whose assets do not exceed $200 million shall be computed in accordance with paragraph A.i. of this Schedule A.

B. The foregoing calculations are based on the average daily net assets of the Trust, as described. The fees will be computed, billed and payable monthly.

C. Approved out-of-pocket expenses, as provided in Section 5, will be computed, billed and payable monthly.

D.       Notwithstanding the foregoing provisions of this Schedule A and
         Section 5 of this Agreement, no fees will be charged by Chase for its services under this Agreement until November 1, 1997.



                                     A-1


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                        MUTUAL FUNDS SERVICE AGREEMENT

                                  SCHEDULE B
                  GENERAL DESCRIPTION OF TRUST ADMINISTRATION
                            AND COMPLIANCE SERVICES

I.FINANCIAL AND TAX REPORTING

    A. Prepare management reports and Board of Trustees materials, such as unaudited financial statements and summaries of dividends and distributions.

    B. Report Trust performance to outside services as directed by Trust management.

    C. Calculate dividend and capital gain distributions in accordance with distribution policies detailed in the Trust's prospectus(es) or Board resolutions. Assist Trust management in making final determinations of distribution amounts.

    D. Estimate and recommend year-end dividend and capital gain distributions necessary for each Portfolio to avoid the excise tax on undistributed income of a regulated investment company ("RIC") under
         Section 4982 of the Internal Revenue Code of 1986, as amended (the "Code").

    E. The Trust will advise Chase of the declaration of any dividend or distribution and the record and payable date thereof at least five
         (5) days prior to the record date; and Chase will make appropriate credits to each shareholder's account.

    F. Working with the Trust's independent public accountants and other appropriate persons, prepare and file the Trust's Federal tax return on Form 1120-RIC (or any similar Form), along with all state and local tax returns where applicable. Prepare and file Federal Excise Tax Return (Form 8613) (or any similar Form). Will obtain all information concerning foreign tax filings prepared and filed in foreign jurisdictions necessary for Chase to perform its obligations under this Agreement.

    G. Prepare for review by appropriate persons and file Trust's Form N-SAR with the SEC.

    H. Prepare and coordinate printing of Trust's semi-annual and annual reports to shareholders and file such reports with the appropriate regulatory agencies. Notwithstanding the foregoing, Chase shall not be responsible for preparing the "President's Letters" or the "Management's discussion of each Portfolio's performance" but shall review the text of the "President's letters" and "Management's discussion of each Portfolio's performance" (which shall also be subject to review by the Trust's legal counsel).

    I. Prepare for review and approval by the Trust's officers financial information for the

         Trust's semi-annual and annual reports, proxy statements and other communications required or otherwise sent to the Trust's shareholders (and their contractowners) and arrange, if requested, for the printing and dissemination of such reports and communications.

    J. Provide financial information for Trust proxies and prospectuses including expense table.

    K. File copies of financial reports to shareholders with the SEC under Rule 30b2-1.

    L. Notify the separate accounts as to what portion, if any, of the distributions made by the Trust during the prior fiscal year were exempt-interest dividends under Section 852(b)(5)(A) of the Code.

    M. Provide Form 1099-MISC to persons other than corporations (i.e., Trustees) to whom the Trust paid more than $600 during the year.

II.      PORTFOLIO COMPLIANCE

         Chase shall provide the following compliance services in conjunction with each Adviser's obligations pursuant to its Investment Advisory Agreement with the Trust and all applicable laws.

    A. Monitor and periodically test each Portfolio's compliance with investment restrictions (e.g., issuer or industry diversification, etc.) listed in the current prospectus(es) and Statement(s) of Additional Information.

    B. Monitor and periodically test, including on required quarterly testing dates, each Portfolio's compliance with the requirements of
         Section 851 of the Code and applicable Treasury Regulations for qualification as a RIC.

    C. Monitor and periodically test, including on required quarterly testing dates, each Portfolio's compliance with the requirements of
         Section 817(h) of the Code and applicable Treasury Regulations.

    D. Monitor each investment adviser's compliance with Board directives such as "Approved Issuers Listings for Repurchase Agreements", Rule 17a-7, Rule 17e-1 and Rule 12d-3 procedures.

    E. Mail quarterly requests for "Securities Transaction Reports" to the Trust's Trustees and Officers and "access persons" under the terms of the Trust's Code of Ethics and SEC regulations.

    F. Prepare, distribute, and utilize in compliance training sessions, comprehensive compliance materials, including compliance manuals and checklists, subject to review and comment by the Trust's legal counsel and develop or assist in

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         developing guidelines and procedures to improve overall compliance by the Trust and its various agents.

III.     REGULATORY AFFAIRS AND CORPORATE GOVERNANCE

    A. Prepare and file post-effective amendments to the Trust's registration statement and supplements as needed with respect to the currently existing Portfolios only.

    B.   Prepare and file proxy materials and administer shareholder meetings.

    C. Prepare agenda, collect background information and prepare all Board materials for Board meetings and distribute such materials to all necessary parties.

    D. Prepare minutes, and follow up on matters related to Chase's responsibilities under this Agreement that are raised at all Board meetings.

    E. In coordination with the Manager, make reports and recommendations to the Board concerning the performance of each of the investment advisers and other service providers for the Trust, as the Board may reasonably request.

    F. Prepare and file with the SEC Rule 24f-2 Notices (and all similar state filings, if required by the states). Chase shall not be responsible for preparing any legal opinions required in connection with Rule 24f-2 Notices.

    G. Assist with the review and monitoring of fidelity bond and errors and omissions insurance coverage and the submission of any related regulatory filings.

    H. Prepare and update documents, such as charter document, by-laws, and foreign qualification filings.

    I. Provide support and counsel with respect to routine regulatory examinations or investigations of the Trust and work closely with the Trust's legal counsel in response to any non-routine regulatory matters. Also, coordinate all communications and data collection with regard to any regulatory examinations and yearly audits by independent accountants.

    J.   Maintain general corporate calendar.

    K. Assist with preparations for, attend and prepare minutes of shareholder meetings.

    L. When requested provide consultation on regulatory matters relating to portfolio management, Trust operations and any potential changes in each Portfolio's investment policies, operations or structure.

    M. Maintain continuing awareness of significant emerging regulatory and legislative

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         developments which may affect each Portfolio; update the Board and the
         Manager on those developments and provide related planning assistance where reasonably requested or appropriate.

IV.      GENERAL ADMINISTRATION

    A. Furnish appropriate officers for the Trust, subject to Board approval.

    B. Prepare Trust, portfolio or class expense projections, establish accruals and review on a periodic basis, including expenses based on a percentage of average daily net assets (e.g., management, advisory and administrative fees) and expenses based on actual charges annualized and accrued daily (audit fees, registration fees, directors' fees, etc.).

    C. For new Portfolios and classes, obtain Employer or Taxpayer Identification Number and CUSIP numbers, as necessary. Estimate organizational costs and expenses and monitor against actual disbursements.

    D. Arrange if directed by the appropriate Trust officers, for the payment of the Trust's and each Portfolio's or class' expenses.

                        MUTUAL FUNDS SERVICE AGREEMENT

                                  SCHEDULE C
                    DESCRIPTION OF FUND ACCOUNTING SERVICES

I.       GENERAL DESCRIPTION

         Chase shall provide the following accounting services to the Trust:

    A. Maintenance of the. books and records for the Trust's assets, including records of all securities transactions.

    B. Calculation of each Portfolio's or class' net asset value in accordance with the Trust's prospectus, and after the Portfolio or class meets eligibility requirements, transmission to NASDAQ and to such other entities as directed by the Trust.

    C. Accounting for dividends and interest received and distributions made by the Trust.

    D. Coordinate with the Trust's independent auditors with respect to the annual audit, and as otherwise requested by the Trust.

    E. Consult with the Trust's officers, independent public accountants and other appropriate persons in establishing the accounting policies of the Trust.

    F. As mutually agreed upon, Chase will provide domestic and/or international reports.



                                     C-1